EXHIBIT 21

LIST OF SUBSIDIARIES OF THE REGISTRANT

ABE Fairmont, LLC, a Delaware limited liability company

ABE Heartland LLC, a Delaware limited liability company

ABE South Dakota LLC, a Delaware limited liability company

Each subsidiary is owned 100% by Advanced BioEnergy, LLC.